Exhibit 99.1

May 9, 2023

Dear Fellow Shareholders:

For Q1 2023:

•
GAAP revenue and Adjusted Revenue1 was approximately $57.1 million, a decrease of 16% and 18%, respectively. Net income was approximately $1.6 million, a decrease of 77%; Adjusted EBITDA1 decreased 34% to $17.6 million. Net income margin was 3%; Adjusted EBITDA Margin1 was 31%.
•
GAAP Gross Margin was 68%; Adjusted Gross Margin1 was 73%.
•
Longer-Term Revenue decreased 19% to $23.2 million, representing 41% of total revenue.
•
Cash flow from operations was $18.2 million; Free Cash Flow1 was $14.7 million.

The technology market continues to be besieged by weak demand, widespread layoffs and budget cuts. If that wasn’t challenging enough, the leading technology bank failed in the quarter, which we believe increased the negative sentiment among our customers. Our results for the quarter reflect the challenging macroeconomic environment. Despite all of this, we remain convinced there is no better long-term vertical than the technology market. Next year, TechTarget will turn 25 years old and in that period we have lived through a number of similar downturns. Philosophically, we embrace these downturns as opportunities to strengthen our business. We have a battle-tested playbook to use our market leadership and financial strength to continue to invest, when others either can’t or don’t have the stomach for it. In every previous downturn, we believe we have emerged on the other side with both improved growth and profitability.

There are three main areas where we are looking to take advantage of the current macroeconomic downturn: stock buybacks, strategic acquisitions and internal investment. Regarding stock buybacks, over the course of our tenure as a public company since 2007, we have at times been of the view that our stock has been undervalued by the market, and it is in those times when we opportunistically repurchase our shares. Over the past decade, we have used cash flow and debt to repurchase approximately half of our outstanding shares. We believe now is one of those times and, as a result we expect to continue to execute that strategy.

Regarding acquisitions, it is always hard to come to a meeting of minds on valuation. Over the past several years, we have passed on several acquisition opportunities because we thought the valuations were too rich. Today, private company multiples have come down, reflecting the overall environment, but some sellers are not interested in transacting in this environment. We are routinely involved in conversations with potentially promising properties, but it is hard to predict if and when these will materialize into an active acquisition.

___________________

1 Non-GAAP measures. See “Non-GAAP Financial Measures” for definitions and reconciliations.

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The one lever over which we have the most control is where and how much we decide to reinvest in our business. We are excited and optimistic that the investments we are making today will return outsized gains when the market recovers. There are three places where we are prioritizing our investments. These are content, product capabilities and AI.

High quality, independent content has always been the foundation of our business. As the demographics of technology buyers skews younger, they want to self-service their purchase diligence and minimize contact with vendor sales reps until very late in the purchase process. Most vendors’ go-to-market processes are sales rep centric, which we believe is causing a disconnect with what buyers want. As a result, our expectation is that vendors will be forced to transform their go-to-market processes to be aligned with how and when buyers engage. Smart vendors are doing this today by creating more buyer-oriented content to provide regular touchpoints with prospects outside of sales rep engagement. We believe TechTarget is uniquely positioned to help vendors make this transformation over the coming years. We will continue to invest in our Content Enablement capabilities. We believe we have a huge advantage because technology buyers already rely on TechTarget to help them make the best technology purchase decisions, and we understand how to create content that resonates with buyers.

That capability continues to improve, even in a challenging macro environment. We have benefited from strong increases in our website traffic over the past year, with Q1 organic search-based visits up 50% on a year-over-year basis. Our ability to monitor purchase related content consumption is a key ingredient to all of our offerings, particularly Priority Engine. As the macro environment ultimately improves, our critical mass of first party audience and purchase intent insights is both a perceptional advantage as budgets come back - customers understand the benefit of data sourced from where their audience is researching decisions - as well as a performance advantage that allows us to identify the most productive accounts and individuals for sales and marketing outreach.

We are working on new product capabilities for Priority Engine focused on technical integrations that enable our customers to better leverage our proprietary first party purchase intent data within other platforms and related workflows that power their sales and marketing activities. These new integrations and workflows will enable customers to orchestrate TechTarget intent data across their martech stack, and yield higher response and faster conversion. We are also releasing features that make Priority Engine more useful as a direct workflow tool, including enhanced email alerts to help individual sales reps identify meaningful purchase signals in their territory, revamped account activity dashboards and timelines to trigger reasons to engage when buyers are most likely to respond, and added dynamic filtering of our purchase intent insights based on customer first party data. We believe all of these new or improved features will lead to more customer success and ROI, which increases solution stickiness and support TechTarget’s revenue growth.

We are especially excited about the opportunities presented by AI and products such as ChatGPT. We believe that companies with unique data sets have the best opportunities for AI-based acceleration. We are actively exploring ways in which AI can leverage TechTarget’s prospect and account-level 1st party purchase intent data for sales and marketing departments to effectively and easily personalize their outreach to engage with their prospects and existing clients. To further accelerate our opportunities in this space, we recently hired an experienced leader to spearhead AI initiatives throughout the company. This leader brings a mix of technology and marketing expertise and can therefore uniquely advance TechTarget’s application of AI and products such as ChatGPT solutions to service both of our key corporate stakeholders: our customers and the technology buying audience we serve through our content. One customer-facing application that we are currently piloting is the use of AI to create individualized scripts for email, marketing and telephone outreach based on the insights we have about a prospect’s needs and interests. As you can imagine, customers are excited about the ability to quickly follow up with active buyers and scale their outreach with customized messaging delivered directly in their

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workflow. It is early days, but we believe the opportunity here is large and we will continue to provide updates as we develop these current and future AI use cases.

Balance Sheet and Liquidity

As of March 31, 2023, we had approximately $352.7 million in cash, cash equivalents and short-term investments.

As of March 31, 2023, we had approximately $465 million aggregate principal of convertible senior notes outstanding, which are convertible into shares of our common stock contingent upon the satisfaction of certain conditions contained within the applicable indenture governing the notes. Our 2025 convertible senior notes ($51 million aggregate principal amount outstanding as of March 31, 2023) bear interest at a rate of 0.125% per annum, have regular semi-annually interest payments (June and December) and mature in December 2025. Our 2026 convertible senior notes ($414 million aggregate principal amount outstanding as of March 31, 2023) do not bear interest and mature in December 2026. We also have $75 million in borrowing capacity under our revolving credit facility which also has a $5 million letter-of-credit sublimit and a maturity date of October 29, 2023.

Common Stock Repurchase Plan

During the quarter ended March 31, 2023, we repurchased 581,295 shares of our common stock at an average price of $42.99 per share for a total expenditure of $25.0 million. All repurchases were made under our buyback program approved by our board of directors in November 2022 (the “November 2022 Program”). As of March 31, 2023, $160.1 million remained available under the November 2022 Repurchase Program.

Q2 2023 and full year 2023 Guidance

For Q2 2023, we expect revenue to be between $56.0 million and $58.0 million. We expect Q2 2023 net income to be between $0.3 million and $1.0 million and Adjusted EBITDA1 to be between $17.0 million and $18.0 million.

For full year 2023, we are revising our annual forecast. We expect revenue to be between $225 million and $230 million. We expect net income (loss) to be between $(2.0) million and $1.1 million and Adjusted EBITDA1 to be between $65.0 million and $70.0 million.

___________________
1 Non-GAAP measures. See “Non-GAAP Financial Measures” for definitions and reconciliations.

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Summary

We are staying very close to our customers during this uncertain period. Internally, we are focused on expense management and increasing efficiency which will allow us to continue to invest in the significant market opportunities that we believe will pay off when there is a recovery.

Sincerely,

Michael Cotoia	Greg Strakosch
Chief Executive Officer	Executive Chairman

© 2023 TechTarget, Inc. All rights reserved. TechTarget and the TechTarget logo are registered trademarks of TechTarget. All other trademarks are the property of their respective owners.

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Conference Call and Webcast

TechTarget will discuss these financial results in a conference call at 5:00 p.m. (Eastern Time) today (May 9, 2023). Our Letter to Shareholders with supplemental financial information will be posted to the Investor Relations section of our website.

NOTE: Our Letter to Shareholders will not be read on the conference call. The conference call will include only brief remarks followed by questions and answers.

The public is invited to listen to a live webcast of TechTarget’s conference call, which can be accessed on the investor relations website at https://investor.techtarget.com. The conference call can also be heard via telephone by dialing:

•
United States (Toll Free): 1 833 470 1428
•
United States: 1 404 975 4839
•
Canada (Toll Free): 1 833 950 0062
•
Canada (Local): 1 226 828 7575
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United Kingdom (Toll Free): +44 808 189 6484
•
United Kingdom: +44 20 8068 2558
•
Access code: 707116
•
Please access the call at least 10 minutes prior to the time the conference is set to begin.
•
Please ask to be joined into the TechTarget call.

For those investors unable to participate in the live conference call, a replay of the conference call will be available via telephone beginning May 9, 2023 one (1) hour after the conference call through June 1, 2023. To listen to the replay:

•
United States (Toll Free): 1 866 813 9403
•
United States (Local): 1 929 458 6194
•
Canada: 1 226 828 7578
•
United Kingdom (Local): 0204 525 0658
•
Access Code: 730131

The webcast replay will also be available on https://investor.techtarget.com during the same period.

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Non-GAAP Financial Measures

This letter and the accompanying tables include a discussion of Adjusted Revenue, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Net Income, Adjusted Net Income Per Diluted Share and Free Cash Flow, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with GAAP.

“Adjusted EBITDA” means earnings before net interest, other income and expense such as asset impairment (including expenses related to the induced conversion of our 2025 convertible notes), income taxes, depreciation and amortization, as further adjusted to include the impact of the fair value adjustments to contingent consideration and acquired unearned revenue and to exclude stock-based compensation and other one-time charges, such as costs related to acquisitions or reduction in forces expenses, if any.

“Adjusted EBITDA Margin” means Adjusted EBITDA divided by Adjusted Revenue.

“Adjusted Gross Margin” means Adjusted Gross Profit divided by Adjusted Revenue.

“Adjusted Gross Profit” means gross profit adding back the effects of stock compensation, depreciation and amortization, and the impact of fair value adjustments to acquired unearned revenue.

“Adjusted Net Income” means net income adjusted for amortization, stock-based compensation, foreign exchange, interest on our debt instruments (including expenses related to the induced conversion of our 2025 convertible notes), impact of the fair value adjustment to contingent consideration and acquired unearned revenue and one-time charges, if any, as further adjusted for the related income tax impact of the adjustments.

“Adjusted Net Income Per Diluted Share” means Adjusted Net Income divided by adjusted weighted average diluted shares outstanding. We adjust the average diluted shares outstanding to include shares on the if converted basis for our convertible note.

“Adjusted Revenue” means revenue recorded in accordance with GAAP plus the impact of fair value adjustments to acquired unearned revenue in accordance with ASC 805, Business Combinations.

“Free Cash Flow” means the change in net cash provided by operations less purchases of equipment and other capitalized assets.

“Longer-Term Contracts” means contracts in excess of 270 days.

“Longer-Term Revenue” means the amount of revenue subject to Longer-Term Contracts.

“Revenue from Our Legacy Global Customers” means GAAP revenue from this cohort of customers.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definitions of Adjusted EBITDA, Free Cash Flow, Adjusted EBITDA margin, Adjusted Gross Margin, Adjusted Net Income, Adjusted Revenue and Adjusted Net Income Per Diluted Share, may not be comparable to the definitions as reported by other companies. We believe that these measures provide relevant and useful information to enable us and investors to compare our operating performance using an additional measurement. We use these measures in our internal management reporting and planning process as primary measures to evaluate the operating performance of our business, as well as potential acquisitions.

The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, Adjusted EBITDA, Adjusted Revenue growth and the percentage of revenue under Longer-Term Contracts are used as the principal financial metrics in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors. Adjusted Net Income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly tied to the core operations of our business, such as costs related to acquisitions and interest on our debt instruments. Free

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Cash Flow represents net cash provided by operating activities excluding purchases of property and equipment and other capitalized assets. Free Cash Flow provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment and other capitalized assets, which can then be used to, among other things, invest in the business and make strategic acquisitions. A limitation of the utility of Free Cash Flow as a measure of financial performance is that it does not represent the total increase or decrease in our cash balance for the period. We use revenue from our legacy global customers to monitor customer concentration trends within the Company, which we deem an important metric for evaluating revenue diversification. Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables, except that full reconciliations of certain forward-looking non-GAAP measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of certain items, including but not limited to, stock-based compensation and other one-time charges such as acquisitions.

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Cautionary Note Regarding Forward-Looking Statements

This shareholder letter contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included or referenced in this shareholder letter that address activities, events or developments which we expect will or may occur in the future are forward-looking statements, including statements regarding our intent, beliefs or current expectations and those of our management team. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern our expectations, strategy, priorities, plans, or intentions. Such statements may include those regarding our future financial results and other projections or measures of our future operating performance, including the drivers of such growth, profitability, and performance (including, in each case, any potential impact of product and service development efforts, third-party privacy initiatives, GDPR and other similar laws, potential changes to customer relationships, and other operational decisions); expectations concerning market opportunities and our ability to capitalize on them; the amount and timing of the benefits expected from acquisitions, new strategies, products or services and other potential sources of additional revenue; and the behavior of our members, partners, and customers. These statements speak only as of the date of this shareholder letter and are based on our current plans and expectations. Such forward-looking statements are not guarantees of future performance and involve important risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services, including continued increased sales of our IT Deal Alert offerings and continued increased international growth; relationships with customers, strategic partners and employees; the impact of the COVID-19 pandemic, or future health pandemics and any related economic downturns, on our business, operations, and the markets in which we and our customers operate; difficulties in integrating acquired businesses; changes in economic or regulatory conditions or other trends affecting the internet, internet advertising and information technology industries; data privacy laws, rules, and regulations; the impact of foreign currency exchange rates; certain macroeconomic factors facing the global economy, including instability in the regional banking sector, disruptions in the capital markets, economic sanctions and economic slowdowns or recessions, rising inflation and interest rate fluctuations on our results and other matters included in our SEC filings, including in our Annual Report on Form 10-K for the year ended December 31, 2022 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023. Actual results may differ materially from those contemplated by the forward-looking statements. We undertake no obligation to update our forward-looking statements to reflect future events or circumstances.

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TechTarget, Inc.

Consolidated Balance Sheet

(in 000’s, except per share data)

	March 31, 2023	December 31, 2022
Assets	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$307,089	$344,523
Short-term investments	45,590	20,210
Accounts receivable, net of allowance for doubtful accounts of $4,778 and $4,494 respectively	51,375	60,359
Prepaid expenses and other current assets	7,787	5,745
Total current assets	411,841	430,837
Property and equipment, net	23,271	22,507
Goodwill	193,009	192,227
Intangible assets, net	94,386	95,517
Operating lease assets with right-of-use	19,510	20,039
Deferred tax assets	4,136	2,945
Other assets	649	645
Total assets	$746,802	$764,717
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,052	$3,298
Current operating lease liabilities	3,896	4,099
Accrued expenses and other current liabilities	6,580	10,935
Accrued compensation expenses	1,550	4,643
Income taxes payable	9,974	7,827
Contract liabilities	22,350	27,086
Total current liabilities	47,402	57,888
Non-current operating lease liabilities	19,609	20,371
Convertible senior notes	456,321	455,694
Deferred tax liabilities	13,448	13,290
Total liabilities	536,780	547,243
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 58,014,065 and 57,919,501 shares issued, respectively; 28,535,450 and 29,023,093 shares outstanding, respectively	58	58
Treasury stock, at cost; 29,478,615 and 28,896,408 shares, respectively	(303,876)	(278,876)
Additional paid-in capital	439,269	425,458
Accumulated other comprehensive loss	(7,445)	(9,537)
Retained earnings	82,016	80,371
Total stockholders’ equity	210,022	217,474
Total liabilities and stockholders’ equity	$746,802	$764,717

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TechTarget, Inc.

Consolidated Statements of Operations and Comprehensive Income

(in 000’s, except per share data)

	For the Three Months Ended
	March 31,
	2023	2022
	(Unaudited)	(Unaudited)
Revenue	$57,114	$68,165
Cost of revenue(1)	17,350	17,846
Amortization of acquired technology	673	745
Gross profit	39,091	49,574
Operating expenses:
Selling and marketing(1)	24,756	24,255
Product development(1)	2,609	3,118
General and administrative(1)	7,918	7,842
Depreciation, excluding depreciation of $845 and $622, respectively, included in cost of revenue	2,000	1,665
Amortization	1,493	2,012
Total operating expenses	38,776	38,892
Operating income	315	10,682
Interest and other income (expense), net	2,757	(560)
Income before provision for income taxes	3,072	10,122
Provision for income taxes	1,427	2,958
Net income	$1,645	$7,164
Other comprehensive income (loss), net of tax:
Unrealized income (loss) on investments (net of tax provision effect of $18 and $(20), respectively)	$63	$(69)
Foreign currency translation gain (loss)	2,029	(2,695)
Other comprehensive income (loss)	2,092	(2,764)
Comprehensive income	$3,737	$4,400
Net income per common share:
Basic	$0.06	$0.24
Diluted	$0.06	$0.23
Weighted average common shares outstanding:
Basic	28,757	29,708
Diluted	28,953	34,414

(1) Amounts include stock-based compensation expense as follows:

Cost of revenue	$821	$639
Selling and marketing	7,537	5,067
Product development	460	480
General and administrative	3,458	3,469

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TechTarget, Inc.

Consolidated Statements of Cash Flows

(in 000’s, except per share data)

	For the Three Months Ended
	March 31,
	2023	2022
	(Unaudited)
Operating activities:
Net income	$1,645	$7,164
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,845	2,287
Amortization	2,166	2,757
Provision for bad debt	758	170
Stock-based compensation	12,276	9,655
Amortization of debt issuance costs	627	624
Deferred tax benefit	(1,298)	(1,420)
Changes in operating assets and liabilities:
Accounts receivable	8,294	(174)
Operating lease assets with right of use	390	716
Prepaid expenses and other current assets	(2,033)	(536)
Other assets	(4)	252
Accounts payable	(250)	(1,562)
Income taxes payable	2,173	4,189
Accrued expenses and other current liabilities	(2,445)	2,209
Accrued compensation expenses	(1,209)	(2,669)
Operating lease liabilities with right of use	(874)	(740)
Contract liabilities	(4,843)	7,413
Other liabilities	—	(2,778)
Net cash provided by operating activities	18,218	27,557
Investing activities:
Purchases of property and equipment, and other capitalized assets, net	(3,548)	(3,578)
Purchases of investments	(25,299)	(33)
Net cash used in investing activities	(28,847)	(3,611)
Financing activities:
Tax withholdings related to net share settlements	(177)	(4,382)
Purchase of treasury shares and related costs	(25,000)	(323)
Proceeds from stock option exercises	18	—
Payment of earnout liabilities	(2,267)	(5,206)
Net cash used in financing activities	(27,426)	(9,911)
Effect of exchange rate changes on cash and cash equivalents	621	(525)
Net increase (decrease) in cash and cash equivalents	(37,434)	13,510
Cash and cash equivalents at beginning of period	344,523	361,623
Cash and cash equivalents at end of period	$307,089	$375,133
Supplemental disclosure of cash flow information:
Cash paid for taxes, net	$598	$137
Schedule of non-cash investing and financing activities:
Right of use assets and lease liabilities	$314	$—

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TechTarget, Inc.

Reconciliation of Revenue to Adjusted Revenue

(in 000’s)

	Three Months Ended March 31,
	2023	2022
	(Unaudited)
Revenues	$57,114	$68,165
Impact of fair value adjustment on acquired unearned revenue	—	1,175
Adjusted Revenue	$57,114	$69,340

TechTarget, Inc.

Reconciliation of Gross Profit to Adjusted Gross Profit

(in 000’s)

	Three Months Ended March 31,
	2023	2022
	(Unaudited)
Gross Profit	$39,091	$49,574
Stock compensation	821	639
Depreciation and amortization	1,518	1,367
Impact of fair value adjustment of acquired unearned revenue	—	1,175
Adjusted Gross Profit	$41,430	$52,755
Gross Margin	68%	73%
Adjusted Gross Margin	73%	76%

TechTarget, Inc.

Reconciliation of Cash Provided by Operations to Free Cash Flow

(in 000’s)

	Three Months Ended March 31,
	2023	2022
	(Unaudited)
Net cash provided by operating activities	$18,218	$27,557
Purchases of property and equipment, and other capitalized assets, net	(3,548)	(3,578)
Free Cash Flow	$14,670	$23,979

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TechTarget, Inc.

Reconciliation of Net Income to Adjusted EBITDA and Net Income Margin to Adjusted EBITDA Margin

(in 000’s)

	Three Months Ended March 31,
	2023	2022
	(Unaudited)
Net income	$1,645	$7,164
Interest expense (income), net	(2,658)	491
Provision for income taxes	1,427	2,958
Depreciation and amortization	5,011	5,045
EBITDA	5,425	15,658
Stock-based compensation expense	12,276	9,655
Other expense (income), net	(99)	68
Impact of fair value adjustment on acquired unearned revenue	—	1,175
Adjusted EBITDA	$17,601	$26,556
Net income margin	3%	11%
Adjusted EBITDA margin	31%	38%

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TechTarget, Inc.

Reconciliation of Net Income to Adjusted Net Income and

Net Income per Diluted Share to Adjusted Net Income per Diluted Share

(in 000’s, except per share data)

	Three Months Ended March 31,
	2023	2022
	(Unaudited)
Net income	$1,645	$7,164
Provision for income taxes	1,427	2,958
Net income before taxes	3,072	10,122
Amortization of intangible assets	2,166	2,757
Stock-based compensation expense	12,276	9,655
Foreign exchange loss, impairment and interest expense	587	731
Impact of fair value adjustment on acquired unearned revenue	—	1,175
Adjusted income tax provision (1)	(4,522)	(6,364)
Adjusted net income	$13,579	$18,076

Net income per diluted share(2)	$0.06	$0.23
Weighted average diluted shares outstanding	28,953	34,414

Adjusted net income per diluted share	$0.41	$0.53
Adjusted weighted average diluted shares outstanding (3)	32,831	34,414

(1)
Adjusted income tax provision was calculated using an adjusted effective tax rate, excluding discrete items, for each respective period.
(2)
Includes add back of $0.6 million in interest expense for the 2025 and 2026 notes for each of the three months ended March 31, 2023 and 2022.
(3)
Adjusted weighted average diluted shares outstanding for the three months ended, March 31, 2023 and 2022 includes 4.1 million and 4.7 million shares related to unvested stock awards calculated using the treasury method and the dilutive impact on the if converted basis of our convertible bond, respectively.

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TechTarget, Inc.

Financial Guidance for the Three Months Ended June 30, 2023

(in 000’s)

(Unaudited)

	Three Months Ended June 30, 2023
	Range
Revenue	$56,000	$58,000

Net Income	300	1,000
Depreciation, amortization and stock-based compensation	18,600	18,600
Interest and other expense, net	(2,700)	(2,700)
Provision for income taxes	800	1,100
Adjusted EBITDA	$17,000	$18,000

TechTarget, Inc.

Financial Guidance for the Year Ended December 31, 2023

(in 000’s)

(Unaudited)

	Year Ended December 31, 2023
	Range
Revenue	$225,000	$230,000

Net income (loss)	(2,000)	1,100
Depreciation, amortization and stock-based compensation	68,000	68,000
Interest and other expense, net	(11,000)	(11,000)
Provision for income taxes	10,000	11,900
Adjusted EBITDA	$65,000	$70,000

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